UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

Checkpoint System, Inc.
(Name of Registrant as Specified in Its Charter)

North Star Partners, LP North Star Partners II, LP NS Advisors, LLC Howard Hoffmann Andrew Jones Jane Scaccetti
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

NS Advisors, LLC, together with the other participants named herein (collectively, “North Star”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of North Star’s slate of three highly-qualified director nominees to the Board of Directors of Checkpoint System, Inc., a Pennsylvania corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

FOR IMMEDIATE RELEASE

North Star Ratchets Up Opposition to Checkpoint’s Proposed Transaction with CCL

Questions Timing, Rationale and Sale Process for CCL Transaction

Believes Proposed Sale of Checkpoint Constitutes Massive Transfer of Value from Checkpoint Shareholders

Demands Postponement of Shareholder Vote on the Transaction Until After Director Election

Westport, CT – March 28, 2016 – North Star Partners, LLC (“North Star”), one of Checkpoint System, Inc.’s (“Checkpoint” and, the “Company”) (NYSE: CKP) largest shareholders, owning 3.9% of the Company’s shares outstanding, delivered a letter to the Company’s Chairman of the Board, Stephen David, today maintaining its opposition to the proposed sale of Checkpoint to CCL Industries, Inc. for $10.15 per share.  North Star demanded that Checkpoint postpone its shareholder meeting in connection with the proposed transaction until after Checkpoint’s shareholders have had an opportunity to elect a new Board to make strategic decisions on the future of the Company.

In the letter sent to Checkpoint today, Andy Jones, Managing Partner of North Star stated, “[r]egardless of what the motivations to sell the Company are, the glaring outcome of the proposed transaction with CCL is a massive transfer of value from the Company’s shareholders to the shareholders of CCL,” and that “[o]nly after allowing [Checkpoint] shareholders a voice on Board composition would it be appropriate to evaluate the proposed [CCL] transaction.”

The full text of the letter follows:

March 28, 2016

Mr. Stephen N. David
Chairman of the Board
Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ  08086

Dear Mr. David:

NS Advisors, LLC (“North Star”, North Star Partners”, or “us”) currently owns 1,612,046 shares of Checkpoint Systems, Inc. (“Checkpoint”, “CKP”, or the “Company”), and we are writing again to express our extreme disappointment with your decision to sell our Company to CCL Industries, Inc. (“CCL”) at a price that is substantially below the true intrinsic value of the business.

We have had the opportunity to review the preliminary proxy statement filed on March 17, 2016, and it confirms our suspicions that this was a poorly timed and fundamentally flawed sale process that resulted in an inadequate valuation of the Company.

As is detailed in the proxy statement, in June 2015, when Checkpoint’s stock consistently traded above $10.00 per share, the Company initiated a process to take the Company private in a management-led leveraged buyout transaction.  If successful, we believe management would have effectively “stolen” the Company from shareholders at a time when its stock price was under great pressure due to management’s inability to deliver on the operating plan they outlined to the shareholders.  Given the Company’s poor operating results and the volatility that existed in the equity markets at that time, it is not surprising that management could not find a financial backer willing to partner with them.

Then, in the fall of 2015, as Checkpoint’s stock price continued to experience a precipitous decline in value, the Company received an unsolicited inquiry from CCL to examine a potential transaction.  Instead of focusing on the internal strategic initiatives that the Company commenced the year before, the Board decided to pursue a very limited auction process between CCL and one financial sponsor, even though at the time the Company appeared to have no plans to seek a third party buyer.  Management has been consistently telling shareholders that Checkpoint was a “lumpy” business, but that better days were ahead due to a building backlog of high-potential customer trials.  Management was also in the process of spending an additional $7 – 10 million on consultants and R&D.  This spending depressed earnings and weighed heavily on the stock price, but was being justified as building for the long-term.  It is clear to us that the artificially depressed earnings combined with a difficult stock market meant it was precisely the wrong time to pursue a sale of the Company.  Selling from such a position of weakness all but guarantees that there would be a reduced level of interest from potential buyers and a poor pricing outcome.  Indeed, the decision to even consider selling the Company when earnings were artificially depressed reveals the woeful lack of financial sophistication on the Board and the dire need to reconstitute it with members who will look out for the best interests of the shareholders.

The Board’s decision to sell the Company at this time is illogical.  Under George Babich’s leadership as CEO, the Company has had numerous accounting restatements and earnings misses, which have driven the stock from a peak of roughly $18.00 per share in October 2013 to less than $8.00 per share the day before the CCL transaction was announced.  However, Babich’s abysmal managerial performance, while enormously frustrating for all shareholders, is not a reason to sell the Company.

In hindsight, it is clear to us the Board erred in making Babich the CEO.  Instead of doing a proper search and bringing in a world class executive, this crony board elevated one of its long-standing members to the position.  There is simply nothing about Babich’s resume and track record that suggests that he is equipped to run a multi-segment, international business.  Despite this, the Board elevated him from his position of retirement to CEO of our Company, a managerial position he had previously never held at a public company.   If the Board is unhappy about how the Company is performing, as we are, it should replace Babich as CEO, not sell the Company out from under the shareholders.

Regardless of what the motivations to sell the Company are, the glaring outcome of the proposed transaction with CCL is a massive transfer of value from the Company’s shareholders to the shareholders of CCL.  On numerous earnings calls, CEO Babich has articulated a bright future of increased earnings potential for our Company and has cited our record pipeline of pilots as evidence of our future earnings potential.  But the revenue line is not the only area of opportunity.  In fact, in Checkpoint’s most recent 10-K, we learned shareholders can expect a reduction in costs of as much as $18 million this fiscal year, which is an increase from the Company’s previous target of $15 million and represents approximately 35% of the adjusted EBITDA our Company reported for all of fiscal year 2015.

Why would we sell our Company today for $10.15 per share when there is an opportunity to take this much cost out of our business?  Why would we give up this earnings lever to the shareholders of CCL? This benefits CCL shareholders at the expense of Checkpoint shareholders, which is evident in the performance of CCL’s stock price since the deal was announced.  Since the deal was announced, CCL’s stock price is up 12%, compared to the Toronto Stock Exchange Index, which is up 3%.  This 9% outperformance is clearly due to the advantageous purchase price that CCL achieved in its negotiation with our Board.  This 9% equates to $486 million dollars of incremental value for CCL stockholders.  If Checkpoint shareholders were to receive just half of that incremental value, we would be getting an additional $5.85 per share, bringing the deal price to $16.00 per share, which is much closer to what a fair and reasonable value for Checkpoint would be.

Finally, the fairness opinion rendered by Checkpoint’s financial advisor is based on valuing the Company on a 4.5-5.5 times EBITDA multiple.  This multiple is absurd on both an absolute and relative basis given the fact that Checkpoint has traded at an average multiple of 8.2 times EBITDA over the last 3 years.  There are simply no companies with the earnings and free cash flow profile that CKP has that trade for sustained periods of time at such low multiples, let alone change hands in an arms length-negotiated transaction with a strategic buyer.

We strongly believe the CCL transaction is poorly conceived and unfairly priced.  We call on the Board to delay any vote on the proposed deal and instead accelerate the annual meeting so that shareholders will have the opportunity to vote on our proposed slate of directors.  Only after allowing the shareholders a voice on Board composition would it be appropriate to evaluate the proposed transaction.  The stock market and business values have improved greatly over the last month.  We should pause the sale process to reevaluate what is the best way forward for CKP’s shareholders.  The proposed transaction robs the shareholders of the rightful value of their shares, and to continue on this path is a gross violation of the Board’s fiduciary duty.

Sincerely,

/s/ Andrew R. Jones

Andrew R. Jones, CFA

Investor Contact:
Andy Jones
North Star Partners
203-227-9898

Media Contact:
Damien Park
Hedge Fund Solutions, LLC
215-325-0514

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

North Star Partners, LP, together with the other participants named herein (collectively, “North Star”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of shareholders of Checkpoint Systems, Inc., a Pennsylvania corporation (the “Company”).

NORTH STAR STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are North Star Partners, LP, North Star Partners II, LP, NS Advisors, LLC, Howard Hoffmann, Andrew Jones, and Jane Scaccetti.

As of the date hereof, North Star Partners, LP directly owns 1,077,004 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”).  As of the date hereof, North Star Partners II, LP, directly owns 535,042 shares of Common Stock.  NS Advisors, LLC, as the general partner of North Star Partners, LP, may be deemed the beneficial owner of the 1,077,004 shares of Common Stock directly owned by North Star Partners, LP.  NS Advisors, LLC, as the general partner of North Star Partners II, LP, may be deemed the beneficial owner of the 535,042 shares of Common Stock directly owned by North Star Partners II, LP.  As of the date hereof, none of Howard Hoffmann, Andrew Jones, or Jane Scaccetti directly or indirectly beneficially own any shares of Common Stock.